Exhibit 99.1

Liquidity Services Receives Contract Extension for U.S. Department of Defense Scrap Property Sales

Defense Logistics Agency awards extension of contract performance period combined with modification of certain principal terms

WASHINGTON — June 9, 2015 — Liquidity Services (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced it has been awarded a contract extension by the U.S. Defense Logistics Agency (DLA) for its Scrap Property sales contract (Scrap Contract). Through this amendment, the performance period has been extended by a base term of nine months with three three-month additional option periods, commencing on June 9, 2015. During this period, Liquidity Services will continue to serve as the sales channel for the disposition of DLA scrap property that is approved for public sale.

Additional modifications have been made to the principal terms of the contract including:

•                  Contract pricing will be adjusted to reflect a 65% profit sharing distribution to the DLA.

•                  The DLA may elect to terminate portions of the contract by location with a 90-day notification required no sooner than February 1, 2016.

•                  The DLA may elect to terminate portions of the contract by certain commodity categories with a 60-day notification required no sooner than October 1, 2015.

Under the Scrap Contract, Liquidity Services manages the receipt, storage, marketing and disposition of virtually all scrap property generated by DoD installations throughout the continental United States, Alaska, Hawaii, Puerto Rico and Guam including: base materials and scrap metals like ferrous and non-ferrous metals, nickel alloy, electronic scrap, rubber, paper and in rare occasions, compost, cooking grease, and recycled asphalt. Assets are offered for sale through Liquidity Services’ online auction marketplace, http://www.GovLiquidation.com, to a global buyer base.

The extension of the performance period and the modification to principal terms of the Scrap Contract is described in an 8-K to be filed today with the SEC.

Liquidity Services does not believe the Scrap Contract extension will have a material effect on its third quarter fiscal year 2015 guidance.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 7,000 clients worldwide. With approximately $1 billion in annual sales proceeds, and nearly 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at www.LiquidityServices.com.

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